AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT

This Amendment TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is dated as of November 17, 2023 by and between THE ADVISORS’ INNER CIRCLE FUND II, (the Fund, including on behalf of each of its separate series listed on Exhibit A thereto), a management investment company organized as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts and registered with the Commission under the Investment Company Act of 1940, and BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York ("BBH&Co."). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (defined below).

WHEREAS, the Fund and BBH&Co. entered into a Custodian and Transfer Agent Agreement dated as of December 6, 2022 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”).

Whereas, the Fund and BBH&Co. desire to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.       Amendments to the Agreement

1.	The Agreement is hereby amended by deleting Exhibit A “List of ETF Portfolios,” in its entirety, and substituting therefore Exhibit A “List of ETF Portfolios,” attached hereto.

2.	The parties acknowledge and agree that effective with this Amendment, the Funds Transfer Services Agreement (as defined in the Agreement) is also modified to include in the defined term “Client” the Fund(s) added by this Amendment.

B.       Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.	THE ADVISORS’ INNER CIRCLE FUND II
By: /s/ Hugh Bolton	By: /s/ Eric Griffith
Name: Hugh Bolton	Name: Eric Griffith
Title: Principal	Title: Vice President & Assistant Secretary

EXHIBIT A

TO CUSTODIAN AND TRANSFER AGENT AGREEMENT

List of ETF Portfolios

Updated as of November 17, 2023

PMV Adaptive Risk Parity ETF
CastleArk Large Growth ETF

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